Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Mineralys Therapeutics, Inc. 2020 Equity Incentive Plan, the Mineralys Therapeutics, Inc. 2023 Incentive Award Plan, and the Mineralys Therapeutics, Inc. 2023 Employee Stock Purchase Plan of our report dated October 12, 2022 (except for Note 1, as to which the date is February 2, 2023) with respect to the financial statements of Mineralys Therapeutics, Inc. included in its Registration Statement on Form S-1, as amended (No. 333-269282), filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Denver, Colorado
February 9, 2023